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Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-160913

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated October 22, 2009

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 30, 2009)

                    Shares

UQM TECHNOLOGIES, INC.

Common Stock

$         per share

•
UQM Technologies, Inc. is offering                    shares.

•
The last reported sale price of our common stock as reported on the NYSE Amex on October 22, 2009 was $5.10 per share.

•
Trading symbol: NYSE Amex, Chicago Stock Exchange, and NYSE Arca — UQM.

•
Our common stock is also traded on the Frankfurt, Berlin and Stuttgart stock exchanges.

This investment involves risk. See "Risk Factors" beginning on page S-6 of this prospectus supplement, which supersede in their entirety the risk factors beginning on page 3 of the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to UQM Technologies, Inc.	$	$

The underwriters have a 30-day option to purchase up to                    additional shares of common stock from us to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment on or about October        , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager
Piper Jaffray

Thomas Weisel Partners LLC	JMP Securities

The date of this prospectus supplement is October        , 2009.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, any free writing prospectus prepared by or on behalf of us or any information to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

S-i

PROSPECTUS SUMMARY

Company Overview

We develop and manufacture power dense, high efficiency electric motors, generators and power electronic controllers for the automotive, aerospace, military and industrial markets. Our major emphasis is the development of electric propulsion systems for the electric, hybrid electric and plug-in hybrid electric vehicles, under-the-hood power accessories and other vehicle auxiliaries and distributed power generation applications.

Our technology includes a number of proprietary technologies and patents relating to brushless permanent magnet motors, generators and power electronic controllers, which together with software codes intelligently manages the operation of our systems. UQM® motors, incorporating phase advance technology, are suited as propulsion drives in electric vehicles due to their ability to power a vehicle from a standing-stop to highway speeds without mechanical gear changes, thereby eliminating the size, weight, complexity and cost of mechanical transmissions. UQM® motors have high operating efficiencies, high power density (high power output to weight ratio) and generally have smaller external dimensions and weight for a given power output, improving packaging.

Vehicle Electrification

Our primary focus is incorporating our advanced technology into products aimed at emerging markets for electrically propelled vehicles that are expected to experience rapid growth. We also sell our products into selected existing commercial markets.

Potentially large markets are developing as a result of the electrification of a wide-range of vehicle platforms. The electrification of vehicles is being pursued for a variety of application specific reasons including:

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    Improved fuel economy

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    Lower vehicle emissions

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    Greater reliability and lower maintenance

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    Need for higher levels of available onboard electric power to run electrical devices

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    Improved performance and vehicle control

We believe that the trend toward increasing electrification of vehicles will continue at an accelerated pace. Accordingly, we have developed and continue to develop, with considerable funding from our customers, electric propulsion systems and other motor and electronic products that will enable our customers to introduce alternative powered vehicles in the markets they serve.

Our Opportunity

We have developed a range of products including electric propulsion systems, generators, motor controllers and other power electronic products that we believe are ideally suited to the emerging markets for electric, hybrid electric and fuel cell electric vehicles. Hybrid electric passenger vehicle sales have grown substantially since their introduction in the North American market in 2000, with over one million units being sold over this time. As a result, the fuel economy and emission benefits of hybrid electric technology are broadly understood by consumers worldwide. This awareness, in concert with higher oil prices, tax credits for hybrid electric vehicle purchasers, stricter government emission regulations and growing environmental consciousness, has generated market demand for this class of vehicle.

Until recently, international automotive original equipment manufacturers, or OEMs, have elected to develop their own hybrid electric systems and components, either individually or in cooperation with Tier 1 automotive suppliers. As these OEMs are developing additional hybrid electric vehicle platforms and all-electric vehicles, they have begun considering additional external sources of supply for motor technologies. In addition, a number of start-up companies are hoping to introduce all-electric and hybrid electric vehicles. As the markets for these advanced vehicles continue to emerge and expand into additional vehicle platforms over the next several years, we believe we are well positioned to be a key motor supplier. We have supplied our propulsion systems to six international automotive manufacturers and eight start-up electric vehicle development companies as part of their electric and hybrid electric vehicle development activities. In parallel to these activities in emerging markets, we expect to continue to pursue additional production opportunities for our proprietary technology in existing markets where the performance of our products can provide our customers with a competitive advantage in the markets they serve.

We also currently manufacture and sell a fully automotive qualified DC-DC converter to Eaton Corporation that is part of their hybrid electric system currently incorporated in medium-duty trucks manufactured and sold by Peterbilt, Freightliner and International Truck.

We believe demand for our electric propulsion system and generator products will remain strong for the foreseeable future as vehicle makers continue to focus on the development and introduction of electric and hybrid electric vehicles as part of the restructuring of the global automotive industry to provide a broader selection of highly fuel efficient vehicles to consumers.

Recent Initiatives and Developments

Coda Automotive:    On July 27, 2009, we completed a supply agreement with Coda Automotive, or Coda, to supply UQM® PowerPhase® electric propulsion systems to Coda's production partner, Harbin HaFei Automobile Industry Group Co. Ltd., or Hafei, Harbin, China, for a period of ten years. Hafei is one of the premier production companies in China for automobiles and automobile engines with an annual production capacity of 400,000 automobiles and 550,000 automobile engines. Initial shipments under the agreement are expected to begin towards the end of 2009 and ramp up prior to scheduled deliveries of Coda's affordable, full performance all-electric five-passenger sedan in the California market in mid-2010. Similarly, we expect our product sales revenue to increase substantially following the commencement of high volume product deliveries under the terms of the contract in calendar year 2010.

Department of Energy Award Under the American Recovery and Reinvestment Act:    On August 5, 2009, we announced that we had been selected by the U.S. Department of Energy, or DOE, to receive a $45.1 million award under the American Recovery and Reinvestment Act to facilitate the manufacture and deployment of electric drive vehicles, batteries and electric drive vehicle components in the United States. Under the Award, the DOE will reimburse us for 50 percent of qualifying costs for the expansion of our facilities, production capabilities and the qualification and testing of our electric propulsion systems.

Manufacturing:    In response to the Coda supply agreement, we expect to incur material production engineering costs and to expend substantial amounts for the purchase of manufacturing equipment and tooling over the next several quarters in advance of the launch of volume production activities in early 2010. We expect to expand our facilities to increase our capacity to manufacture electric propulsion systems to at least 50,000 units per year. The total estimated cost for this expansion will be financed from the proceeds of this offering along with reimbursements from the DOE.

Sales and Marketing:    We intend to develop future sales through our strategic relationships with both Tier 1 automotive suppliers and vehicle integrators. Pursuant to this strategy, on September 3, 2009, we announced a collaboration with BorgWarner, a product leader in highly engineered components and systems for vehicle powertrain applications. We are co-marketing an integrated electric powertrain consisting of our PowerPhase® 100 electric propulsion motor with BorgWarner's 31-03 eGearDrive™ transmission.

Our systems have also been selected by several vehicle integrators, including FEV Motorentechnik, a Germany-based integrator. Vehicle integrators typically work for automobile manufacturers on the development of new concept vehicles and designs. In some cases, vehicle integrators manufacture vehicles under contract to automobile manufacturers. We believe our selection by FEV and other integrators for their customers' all-electric and hybrid electric vehicle development programs is an indication of the performance and packaging advantages of our systems, their ease of application and the high level of support we provide our customers.

The Offering

Common stock offered by us	shares (or shares if the underwriters exercise their option to purchase additional shares in full).
Common stock outstanding after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds

We expect to receive net proceeds of approximately $          million from this offering (or approximately $          million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect to apply the net proceeds from this offering to expand manufacturing capacity, match funds for the DOE Award under the American Recovery and Reinvestment Act, and for working capital and general corporate purposes.

Voting rights	One vote per share.
Exchange listing	Our common stock is listed on the NYSE Amex, Chicago Stock Exchange and NYSE Arca under the symbol "UQM." Our common stock is also traded on the Frankfurt, Berlin and Stuttgart stock exchanges.
Risk factors

See "Risk Factors" beginning on page S-6 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

The number of shares of common stock to be outstanding after this offering as reflected in the table above is based on the actual number of shares outstanding as of September 30, 2009, which was 27,126,477, and does not include, as of that date:

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    2,510,848 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $3.75 per share;

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    26,674 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $2.58 per share; and

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    1,022,937 shares of common stock reserved for future issuance under our stock-based compensation plans.

Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the over-allotment option granted to the underwriters will not be exercised.

 Summary Historical Financial and Operating Data

The following tables show our summary historical financial and operating data for the periods and as of the dates indicated. The summary historical financial data for the years ended March 31, 2009, 2008 and 2007 are derived from our audited financial statements and related notes incorporated by reference in this prospectus supplement. The summary historical financial data as of and for the three months ended June 30, 2009 and 2008 are derived from our unaudited financial statements and related notes incorporated by reference in this prospectus supplement.

The summary historical combined financial and operating data should be read in conjunction with the information contained in "Selected Historical Financial and Operating Data," along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	Three Months Ended June 30,		Year Ended March 31
	2009	2008	2009	2008	2007
Contract services revenue	$412,882	$603,484	$2,717,246	$2,591,939	$2,907,536
Product sales	1,716,437	1,189,871	6,011,065	4,916,383	3,745,658
Loss before other income (expense)	(648,198)	(1,076,410)	(4,479,743)	(4,995,242)	(3,800,722)
Net loss	(629,116)	(999,715)	(4,402,019)	(4,586,105)	(3,431,357)
Net loss per common share — basic and diluted	(0.02)	(0.04)	(0.17)	(0.18)	(0.14)
Total assets	11,452,275	15,980,489	12,422,832	16,402,546	14,012,607
Long-term obligations(1)	1,472,238	1,502,952	1,490,472	1,520,798	1,167,224
Cash dividend declared per common share	—	—	—	—	—

(1)
Includes current portion of long-term obligations.

RISK FACTORS

You should carefully consider the risks described below and elsewhere in this prospectus supplement before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement.

Risks Related to Our Business

We have incurred significant losses and may continue to do so.

We have incurred significant net losses as shown in the following tables:

	Fiscal Year Ended March 31,
	2009	2008	2007
Net loss	$4,402,019	$4,586,105	$3,431,357

We have had accumulated deficits as follows:

June 30, 2009	$70,054,355
March 31, 2009	$69,425,239
March 31, 2008	$65,023,220

In the future, we plan to make additional investments in product development, facilities and equipment and other costs related to the commercialization of our products. As a result, we expect to continue to incur net losses at least through March 31, 2010 and potentially beyond.

Our operating losses, anticipated capital expenditures and working capital requirements exceed our current cash balances.

Our net loss for the quarter ended June 30, 2009 was $629,116 versus a net loss for the comparable quarter last fiscal year of $999,715. At June 30, 2009, our cash and short-term investments totaled $4,477,576. Our net loss for the fiscal year ended March 31, 2009 was $4,402,019 versus a net loss for the fiscal year ended March 31, 2008 of $4,586,105. We expect our losses to continue through at least March 31, 2010 and potentially beyond. We do not currently have the financial resources to fund our operations and anticipated capital expenditures and working capital needs and are dependent on the proceeds of this offering to execute our business plan. In addition, we are not certain that our existing cash resources, together with the proceeds of this offering, will be sufficient to complete our business plan. Should our existing cash resources and the proceeds from this offering, if any, be insufficient, we may need to secure additional debt or equity funding, which may not be available on terms acceptable to us, if at all.

If we do not invest matching funds or satisfy other terms of our U.S. Department of Energy grant, we may not receive all or any portion of the $45.1 million grant we were awarded.

On August 5, 2009, we announced that we had been selected by the DOE to receive a $45.1 million award under the American Recovery and Reinvestment Act's Electric Drive Vehicle Battery and Component Manufacturing Initiative. This Award is subject to terms and conditions that will be specified in an agreement between us and the DOE. We expect we will be required to make a cash investment on a dollar-for-dollar matching basis to receive funds under this Award. If we are unable to match the total amount of the $45.1 million award with funding from non-Federal sources, we will be unable to take advantage of the entire Award, and could become ineligible for continued participation in the program. We believe additional restrictions, obligations and conditions will be attached to our receipt of the Award funds, and may require reevaluation and alteration of our expenditures, activities, business and financing plans. Although we have been notified of our acceptance under the program, we have not yet entered into a contract, and cannot predict with any certainty the ultimate terms and conditions of the program or the timing of receipt of any funds under the award, if any. We may not be able to successfully negotiate a contract with the DOE on terms acceptable to us in a timely manner, or at all. We plan to use funds from the Award to help construct and equip production facilities to manufacture electric propulsion systems for Coda and other potential customers.

Coda's manufacturing partner may not purchase from us all or any portion of the 20,000 systems provided for under its supply agreement.

In July 2009, we executed a supply agreement with Coda that provided a framework for Coda's manufacturing partner to purchase from us 20,000 electric propulsion systems for use in automobiles to be manufactured by Coda during the initial two-year term of the agreement. Under the terms of this agreement, Coda's manufacturing partner, Hafei, will issue blanket purchase orders covering their annual purchase requirements and specifying the timing of delivery for such units, with the nearest 60-day delivery schedule considered to be "firm" and noncancellable. Hafei has not yet issued any purchase orders under the Coda supply agreement. If Hafei does not purchase at least 15,000 units under the Coda supply agreement, Coda may be required to make specific payments to us. For example, if Coda is unsuccessful in the development of its electric automobile, Hafei would not be obligated to purchase electric propulsion systems from us, but Coda would then be obligated to make the payments specified in the contract to us. While these specific payments would cover much of our costs in preparing to supply electric propulsion systems to Coda, the payments are substantially less than the amount we would receive for sales of systems under the supply agreement. In addition, Coda may not have adequate funds to make any such payments to us or may otherwise contest its obligation to pay, and as a result it is possible that we may never receive any such funds. Coda may also terminate the supply agreement for any number of reasons.

We may experience challenges in launching production of electric propulsion systems on the scale envisioned under the Coda supply agreement.

We have not to date produced electric propulsion systems on the scale we intend to manufacture to fulfill our obligations under the Coda supply agreement, although we have several years of experience manufacturing motors and electronics that are smaller and operate at lower power levels. We will also need to expand our facilities, as well as acquire new equipment and tooling to launch production for Coda, which will require significant time and expense. We may not sell a sufficient number of systems to Coda or other customers to cover these expenses.

Our revenue is highly concentrated among a small number of customers.

A large percentage of our revenue is typically derived from a small number of customers, and we expect this trend to continue and intensify as we begin production under the Coda supply agreement. Coda may become the source of a substantial portion of our revenue in at least the near-term. The magnitude of this revenue is dependent on Coda's ability to introduce and sell its passenger vehicle in commercial volumes.

Our customer arrangements generally are non-exclusive, have no long-term volume commitments and are often done on a purchase order basis. We cannot be certain that customers that have accounted for significant revenue in past periods will continue to purchase our products. Accordingly, our revenue and results of operations may vary substantially from period to period. We are also subject to credit risk associated with the concentration of our accounts receivable from our customers. If one or more of our significant customers were to cease doing business with us, significantly reduce or delay its purchases from us or fail to pay us on a timely basis, our business, financial condition and results of operations could be materially adversely affected.

Our business relies on third parties, whose success we cannot predict.

As a manufacturer of motors, generators, and other component parts, our business model depends on the ability of third parties in our industry to develop, produce and market products that include or are compatible with our technology and then to sell these products into the marketplace. Our ability to generate revenue depends significantly on the commercial success of our customers and partners. Failure of these third parties to achieve significant sales of products incorporating our products and fluctuations in the timing and volume of such sales could have a material adverse effect on our business, financial condition and results of operations.

Our electric propulsion systems use rare earth minerals, and unavailability or limited supply of these minerals could prevent us from manufacturing our products in production quantities or increase our costs.

Neodymium, a rare earth mineral, is a key ingredient used in the production of magnets that are a component of our electric propulsion systems. Neodymium is currently sourced primarily from China, and China recently indicated its intent to retain more of this mineral for the use of Chinese companies, rather than exporting it. To the extent that we buy magnets from a Chinese supplier, these potential limitations on neodymium may not impact us. Although neodymium iron boron magnets are available from other sources, these alternative sources are currently more costly. Reduced availability of neodymium from China could adversely affect our ability to obtain magnets in sufficient quantities to meet our production plans. In the event that China's actions cause us to seek alternate sources of supply for magnets, it could cause an increase in our production costs thereby reducing our profit margin on electric propulsion systems if we are unable to pass the increase in our production costs on to our customers.

A prolonged downturn in global economic conditions may materially adversely affect our business.

Our business and results of operations are affected by international, national and regional economic conditions. Financial markets in the United States, Europe and Asia have experienced extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining values of others. The global economy has entered a recession. We are unable to predict the likely duration and severity of the current disruptions in financial markets, credit availability, and adverse economic conditions throughout the world. These economic developments affect businesses such as ours and those of our customers in a number of ways that could result in unfavorable consequences to us. Current economic conditions or a deepening economic downturn in the United States and elsewhere, including in the automobile industry, may cause our current or potential customers to delay or reduce purchases which could, in turn, result in reductions in sales of our products, materially and adversely affecting our results of operations and cash flows. Volatility and disruption of global financial markets could limit our customers' ability to obtain adequate financing to maintain operations and proceed with planned or new capital spending initiatives, leading to a reduction in sales volume that could materially and adversely affect our results of operations and cash flow. In addition, a decline in our customers' ability to pay as a result of the economic downturn may lead to increased difficulties in the collection of our accounts receivable, higher levels of reserves for doubtful accounts and write-offs of accounts receivable, and higher operating costs as a percentage of revenues.

Some of our contracts can be cancelled with little or no notice and could restrict our ability to commercialize our technology.

Our contracts with government agencies are subject to the risk of termination at the convenience of the contracting agency and in some cases grant "march-in" rights to the government. March-in rights are the right of the United States government or the applicable government agency, under limited circumstances, to exercise a non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government to facilitate commercialization of technology developed with government funding. March-in rights can be exercised if we fail to commercialize the developed technology. The exercise of march-in rights by the government or an agency of the government could restrict our ability to commercialize our technology.

Some of our orders for the future delivery of products are placed under blanket purchase orders which may be cancelled by our customers at any time. The amount payable to us, if any, upon cancellation by the customer varies by customer. Accordingly, we may not recognize as revenue all or any portion of the amount of outstanding order backlog we have reported.

We face intense competition and may be unable to compete successfully.

In developing electric motors for use in vehicles and other applications, we face competition from very large domestic and international companies, including the world's largest automobile manufacturers. For example, the Toyota Prius, the top selling hybrid automobile, does not use our electric propulsion system. Many of our competitors have far greater resources to apply to research and development efforts than we have, and they may independently develop motors that are technologically more advanced than ours. These competitors also have much greater experience in and resources for marketing their products. For these reasons, potential customers may choose to purchase electric motors from our competitors rather than from us. In addition, the U.S. government has awarded substantial financial grants under the stimulus bill to companies who compete with us. To the extent that some of these competitors received awards under the stimulus bill in amounts greater than we have, could adversely impact our ability to compete.

Our business depends, in part, on the expansion of the market for hybrid electric vehicles and the future introduction and growth of a market for all-electric vehicles.

Although our electric propulsion systems may be used in a wide variety of products, the market for electric and hybrid vehicles is fairly new. At the present time, batteries used to power electric motors have limited life and require several hours to charge, and charging stations for electric motors are not widely available. Electric and hybrid vehicles also tend to be priced higher than comparable gasoline-powered vehicles. As a result, consumers may experience concerns about driving range limitations, battery charging time and higher purchase costs of electric or hybrid automobiles. If consumer preferences shift to vehicles powered by other alternative methods, or if concerns about the availability of charging stations cannot be overcome, the market for all-electric cars and therefore our electric propulsion systems may be limited. In addition, our electric propulsion systems are incorporated in buses used for mass transit in several U.S. cities. If passenger traffic in these mass transit systems declines, demand for our products may also decrease.

The popularity of alternative fuel based vehicles and "green energy" initiatives is highly dependent on macro-economic conditions, including oil prices and the overall health of the economy. When oil prices fall, interest in and resources allocated to the development of advanced technology vehicles and propulsion systems may diminish. The recent downturn in the world economy also has severely impacted the automotive industry, slowing the demand for vehicles generally and reducing consumers' willingness to pay more for environmentally friendly technology.

If our products do not achieve market acceptance, our business may not grow.

Although we believe our proprietary systems are suited for a wide-range of vehicle electrification applications, our business and financial plan relies heavily on the introduction of new products that have limited testing in the marketplace. We currently expect to make substantial investments in human resources, manufacturing facilities and equipment, production and application engineering, among other things, to ramp up our production capacity in order to capitalize on the anticipated expansion in demand for electric propulsion systems and generators in the automobile and light truck markets. Our sales of electric propulsion systems and generators in the automobile and light truck markets to date have consisted of limited quantities of evaluation and field test units. We are not certain that our existing products will achieve broad market acceptance, or that we will be able to develop new products or product enhancements that will achieve broad market acceptance.

Changes in environmental policies could hurt the market for our products.

The market for electric and other alternative fuel vehicles and equipment and the demand for our products are influenced, to a degree, by federal, state and local regulations relating to air quality, greenhouse gases and pollutants. These laws and regulations may change, which could result in transportation or equipment manufacturers abandoning or delaying their interest in electric or hybrid electric vehicles or equipment. In addition, a failure by authorities to enforce current laws and regulations or to adopt additional environmental laws or regulations could limit the demand for our products.

Although many governments have identified as a significant priority the development of alternative energy sources, governments may change their priorities, and any change they make could materially affect our revenue or the development of our products.

If we are unable to protect our patents and other proprietary technology, we will be unable to prevent third parties from using our technology, which would impair our competitiveness and ability to commercialize our products. In addition, the cost of enforcing our proprietary rights may be expensive and result in increased losses.

Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology. Although we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so. We have historically pursued patent protection in the United States and a limited number of foreign countries where we believe significant markets for our products exist or where potentially significant competitors have operations. It is possible that a substantial market could develop in a country where we have not received patent protection and under such circumstances our proprietary products would not be afforded legal protection in these markets. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours. We cannot assure that additional patents will be issued to us or, if they are issued, as to the scope of their protection. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, it would be costly for us to pursue our rights in an enforcement action, it would divert funds and resources which otherwise could be used in our operations and we may not be successful in enforcing our intellectual property rights. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we may operate or sell our products in the future. If third parties assert technology infringement claims against us, the defense of the claims could involve significant legal costs and require our management to divert time and attention from our business operations. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our results of operations may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technologies.

Use of our motors in vehicles could subject us to product liability claims or product recalls, and product liability insurance claims could cause an increase in our insurance rates or could exceed our insurance limits, which could impair our financial condition, results of operations and liquidity.

The automotive industry experiences significant product liability claims. As a supplier of electric propulsion systems or other products to vehicle OEMs, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our systems or components caused an accident. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the award of damages. The sale of systems and components for the transportation industry entails a high risk of these claims, which may increase as our production and sales increase. In addition, we may be required to participate in recalls involving these systems if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships.

We carry product liability insurance of $10 million covering most of our products. If we were to experience a large insured loss, it might exceed our coverage limits, or our insurance carriers could decline to further cover us or raise our insurance rates to unacceptable levels, any of which could impair our financial position and results of operations. Any product liability claim brought against us also could have a material adverse effect on our reputation.

We may be subject to warranty claims, and our provision for warranty costs may not be sufficient.

We may be subject to warranty claims for defects or alleged defects in our products, and the risk of such claims arising will increase as our production and sales increase. In addition, in response to consumer demand, vehicle manufacturers have been providing, and may continue to provide, increasingly longer warranty periods for their products. As a consequence, these manufacturers may require their suppliers, such as us, to provide correspondingly longer product warranties. As a result, we could incur substantially greater warranty claims in the future.

Risks Related to This Offering

The unpredictability and fluctuation of our quarterly results may adversely affect the trading price of our common stock.

Our revenues and results of operations have varied in the past, and may vary in the future, from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

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    the timing and size of sales of our products and services;

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    loss of customers or our ability to attract new customers;

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    changes in our pricing policies or the pricing policies of our competitors;

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    increases in sales and marketing, product development or administration expenses;

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    costs related to acquisitions of technology or businesses;

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    our ability to attain and maintain quality levels for our products; and

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    general economic factors.

Our common stock price and trading volume may be volatile and you may lose all or part of your investment.

Securities markets worldwide experience significant price and volume fluctuations in response to general economic and market conditions and their effect on various industries. This market volatility could cause the price of our common stock to decline significantly and without regard to our operating performance, and you may not be able to resell your shares at or above the offering price. Those fluctuations could be based on various factors in addition to those otherwise described in this prospectus supplement, including:

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    our operating performance and the performance of our competitors;

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    the public's reaction to our press releases, our other public announcements and our filings with the SEC;

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    changes in earnings estimates or recommendations by research analysts who follow UQM or other companies in our industry;

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    variations in general economic, market and political conditions;

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    the number of shares to be publicly traded after this offering;

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    actions of our current shareholders, including sales of common stock by our directors and executive officers;

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    the arrival or departure of key personnel; and

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    other developments affecting us, our industry or our competitors.

In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company or its performance, and those fluctuations could materially reduce our common stock price.

Future or anticipated sales of our stock may impact its market price.

Sales of substantial numbers of shares of our common stock in the public market, or the perception that significant sales are likely, could adversely affect the market price of our common stock. The number of shares of common stock offered by us in this offering is equal to approximately       % of the outstanding shares of our common stock as of September 30, 2009. We cannot predict the effect that market sales of such a large number of shares would have on the market price of our common stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated sales of our common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

If securities or industry analysts do not publish research or reports about us, our business or our market, or if they adversely change their recommendations regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our business and our market. If one or more of the analysts who cover us change their recommendation regarding our stock adversely, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose viability in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock.

You will experience immediate and substantial dilution in net tangible book value per share of common stock.

The public offering price of the common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $         per share. See "Dilution."

We may issue additional securities, including securities that are senior in right of dividends, liquidation and voting to the common stock, without your approval, which would dilute your existing ownership interests.

Our restated articles of incorporation allow us to issue up to approximately 5,425,295 additional shares of common stock (based on shares outstanding as of September 30, 2009) at any time without the approval of our shareholders. The issuance by us of additional common shares will have the following effects:

    •
    our shareholders' proportionate ownership interest in us will decrease;

    •
    the relative voting strength of each previously outstanding common share may be diminished; and

    •
    the market price of the common stock may decline.

Our management will have broad discretion in the use of proceeds from this offering, and you may not agree with their decisions with respect to application of the proceeds.

Our management will have broad discretion concerning the use of proceeds from this offering as well as the timing of such expenditures. As a result, an investor will be relying on the judgment of management for the application of the proceeds of the offering. Management may use the net proceeds of this offering in ways that an investor may not consider desirable. The results and the effectiveness of the application of the proceeds are uncertain. If the proceeds are not applied effectively, our business, results of operations, cash flow, financial condition and prospects may be adversely affected.

Provisions in our charter documents and Colorado law may delay or prevent our acquisition by a third party.

Our restated articles of incorporation and bylaws and Colorado law contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock. Among other things, these provisions:

    •
    do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

    •
    require shareholder action by written consent to be unanimous;

    •
    require vacancies on the board of directors (other than vacancies due to newly created directorships) to be filled only by the vote of a majority of the directors then serving on the board; and

    •
    establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting.

These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders' receiving a premium over the market price for their common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein constitute forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future operating results or of our financial position or state other forward-looking information. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to the following:

    •
    the development of markets for our products;

    •
    Coda and other potential customers placing orders and paying for our products;

    •
    the development of markets for our customers' products;

    •
    the progress of research and development on battery technology for electronic and hybrid vehicles;

    •
    the availability and cost of charging stations for batteries in electric and hybrid vehicles;

    •
    the availability and pricing of components for our products, including rare minerals;

    •
    the popularity of alternative energy generally;

    •
    future availability of government grants or subsidies for alternative energy programs;

    •
    our dependence on manufacturers and other customers, many of whom are relatively newly formed and have limited financial and other resources, for the purchase and promotion of our products and technology;

    •
    our ability to satisfy the terms of our grant from the DOE under the American Recovery and Reinvestment Act's Electric Drive Vehicle Battery and Component Manufacturing Initiative;

    •
    Coda's ability to reach acceptable contractual arrangements with its other suppliers;

    •
    our ability to scale production to meet customer needs;

    •
    the adequacy of our cash balances and liquidity to meet future operating needs; and

    •
    our ability to obtain equity or debt financing when and as required on acceptable terms.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty. Before you invest in our common stock, you should be aware that the occurrence of the events described in "Risk Factors" and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein could have a material adverse effect on our business, operating results and financial position.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $              million (or approximately $              million if the underwriters exercise their option to purchase additional shares in full), after deducting estimated underwriting discounts and commissions and other expenses of the offering payable by us.

We expect to apply the net proceeds from this offering to expand manufacturing capacity, match funds for the DOE Award under the American Recovery and Reinvestment Act, and for working capital and general corporate purposes.

DILUTION

If you purchase our common stock in the offering, you will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the public offering price paid by purchasers of our common stock exceeds the net tangible book value per share of our common stock after the offering. Net tangible book value represents the amount of our total tangible assets reduced by our total liabilities. Tangible assets equal our total assets less goodwill and intangible assets. Net tangible book value per share represents our net tangible book value divided by the number of common shares outstanding. As of June 30, 2009, our net tangible book value was $8,673,454 and our net tangible book value per share was $0.32.

After giving effect to the sale of                                        shares of common stock in the offering at a public offering price of $             per share and the application of the estimated net proceeds from the offering, our adjusted net tangible book value as of June 30, 2009 would have been $              million, or $             per share. This represents an immediate increase in net tangible book value of $             per share to existing shareholders and an immediate dilution of $             per share to new investors purchasing shares in the offering. The following table illustrates this per share dilution:

Public offering price per share		$
Net tangible book value per share as of June 30, 2009	$0.32
Increase in net tangible book value per share attributable to new investors
Decrease in net tangible book value per share distributed to existing shareholders

Adjusted net tangible book value per share after the offering

Dilution per share to new investors		$

If the underwriters' option to purchase additional shares of common stock is exercised in full, the net tangible book value per share of common stock after giving effect to this offering would be approximately $             per share and the dilution in net tangible book value per share of common stock to new investors would be $             per share.

The foregoing discussion and tables assume no exercise of any stock options or warrants to purchase our common stock that will be outstanding immediately following this offering. As of September 30, 2009, 2,510,848 options to purchase shares of common stock and 26,674 warrants were outstanding. To the extent these options or warrants are exercised, there may be further dilution to new investors.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Piper Jaffray is acting as the sole book-running manager of the offering and as representative of the underwriters. Thomas Weisel Partners LLC and JMP Securities LLC are acting as co-managers for this offering. We have entered into a firm commitment underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Piper Jaffray & Co.
Thomas Weisel Partners LLC
JMP Securities LLC

Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $             per share. After the offering, these figures may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to                           additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discount to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise
Per Share	$	$
Total	$	$

We estimate that the total fees and expenses payable by us, excluding underwriting discount, will be approximately $                           , which includes $150,000 that we have agreed to reimburse the underwriters for the fees incurred by them in connection with the offering.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement and the accompanying prospectus.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, assigning, encumbering, announcing the intention to sell, selling, contracting to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock until January 15, 2010 without the prior written consent of Piper Jaffray as the representative of the underwriters. The lock-up agreement does not prohibit our directors and executive officers from transferring shares of our common stock for bona fide gifts and other estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms, or pursuant to Rule 10b5-1 trading plans in existence as of the date of this prospectus supplement. In addition, notwithstanding the lock-up restrictions described herein, individuals who have a Rule 10b5-1 trading plan as of the date hereof may at any time after the date hereof enter into a new trading plan meeting the requirements of Rule 10b5-1 of the Exchange Act (a "New Plan") relating to the sale of shares of common stock, if then permitted by us and applicable law, provided that the shares subject to such New Plan may not be sold during the lock-up period. The lock-up agreement does not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement. The lock-up provisions do not prevent us from selling shares to the underwriters pursuant to the underwriting agreement, or from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement.

The lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Piper Jaffray waives the extension in writing.

Our shares are listed on the NYSE Amex, the Chicago Stock Exchange and the NYSE Arca under the symbol "UQM."

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own accounts by selling more shares of common stock than we have sold to them. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time. The underwriters may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the NYSE Amex is limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriters and the underwriters may distribute prospectuses and prospectus supplements electronically.

From time to time in the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of our shares or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither the prospectus supplement nor any other offering material or advertisements in connection with the offering of our shares may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Canada

A portion of the offering may be sold in Canada on a private placement basis to qualified investors in reliance on exemptions from the prospectus requirements under applicable provincial securities laws. Any offers or sales of the shares in Canada will be made only by the underwriters or their dealer affiliates in compliance with applicable dealer registration requirements or otherwise in reliance on exemptions from the dealer registration requirements in each province where the shares will be offered and sold.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of our common stock has been made or will be made to the public in that Relevant Member State, except that, with effect from and including such date, an offer of our common stock may be made to the public in the Relevant Member State at any time:

(a)
to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)
to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)
in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of our common stock to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each underwriter represents, warrants and agrees that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any or our common stock in circumstances in which Section 21 of such Act does not apply to us and it has complied with and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. Our common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to our common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of our common stock in Switzerland.

Hong Kong

Our common stock may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance. No advertisement, invitation or other document relating to any of our common stock may be issued, whether in Hong Kong or elsewhere, where such document is directed at, or the contents are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to such common stock that are intended to be disposed of only to persons outside of Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules thereunder.

LEGAL MATTERS

Certain legal matters with respect to the legality of the shares of UQM common stock offered by this prospectus supplement will be passed on for us by Holme Roberts & Owen LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements and the effectiveness of internal controls over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement to which this prospectus supplement relates have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the Securities Act of 1933. You may read and copy this information or obtain copies of this information by mail from the following location at the SEC:

  Public Reference Room
  100 F. Street, N.E.
  Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like UQM, that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the exhibits and schedules attached thereto, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus supplement.

UQM Technologies, Inc.
15,000,000 Shares
Common Stock

        From time to time, we may offer up to an aggregate of 15,000,000 shares of our common stock, either individually or in units. We will provide specific terms of these offerings and securities in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before buying any of the securities being offered.

        The shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933. The offered shares may be sold from time to time at then prevailing market prices, prices relating to prevailing market prices, or negotiated prices. Such transactions may take place on the NYSE Amex, Chicago, Pacific, Berlin and Frankfurt stock exchanges, in the over-the-counter market, or otherwise.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" beginning on page 6 of this prospectus and any supplements to this prospectus.

        Our common stock, par value $0.01 per share, trades on the NYSE Amex, Chicago, Pacific, Berlin and Frankfurt stock exchanges under the symbol "UQM." On July 28, 2009, the last reported sales price of our common stock on NYSE Amex was $3.58. As of July 28, 2009, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $94,564,454, based on 26,998,608 shares of outstanding common stock, of which approximately 26,414,652 are held by non-affiliates.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2009.

        You should rely only on the information and representations contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any information or representations different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date other than the date of this prospectus.

ii

Prospectus Summary

        This prospectus is part of a registration statement we filed on Form S-3 with the Securities and Exchange Commission, or SEC, using the "shelf" registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may from time to time offer and sell up to an aggregate of 15,000,000 shares of our common stock, in one or more offerings and at prices and on terms that we determine at the time of the offering.

        Each time we offer and sell shares of our common stock pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under the heading "Where You Can Find More Information" before making an investment decision. THIS PROSPECTUS MAY NOT BE USED TO SELL SHARES OF OUR COMMON STOCK UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement on Form S-3 of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

        You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement that we may authorize to be provided to you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any offer or sale of our securities occurs. Our business, financial condition and results of operations may have changed since then.

        The words "UQM," "we", "us" and "our" as used in this prospectus refer only to UQM technologies, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

Our Company

        UQM Technologies, Inc., ("UQM") is a developer and manufacturer of energy efficient, power dense, electric motors, generators and power electronic controllers. We were incorporated in the state of Colorado in 1967. Our primary focus is incorporating our advanced technology into products aimed at emerging markets for electrically propelled vehicles that are expected to experience rapid growth as well as selected existing commercial markets. We operate our business in two segments: (1) technology—which encompasses the further advancement and application of our proprietary motors, generators, power electronics and software; and (2) power products—which encompasses the manufacture of motors, generators, power electronic controllers and related products. Our $0.01 par value common stock trades on the NYSE Amex, Chicago, Pacific, Berlin and Frankfurt stock exchanges under the symbol "UQM."

        The Company's revenue is derived from two principal sources: (1) funded contract research and development services performed for strategic partners, customers and the U.S. government directed toward either the advancement of our proprietary technology portfolio or the application of our proprietary technology to customers' products; and (2) the manufacture and sale of products engineered by us.

        We have two principal operating companies: (1) UQM Technologies, Inc. which includes the Corporate Headquarters and Engineering and Product Development Center; and (2) wholly-owned subsidiary UQM Power Products, Inc. ("UQM Power") which is an ISO quality certified manufacturer of our products. Both operating companies are located in Frederick, Colorado.

        We are located at 7501 Miller Drive, Frederick, Colorado 80530, and our telephone number is (303) 278-2002. Our Internet address is www.uqm.com. The information on our website is not incorporated by reference into this prospectus.

Risk Factors

        You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

        Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

        This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus.

        Our business is subject to a number of risks and uncertainties, many of which are outside of our control.

We have incurred significant losses and may continue to do so.

        We have incurred significant net losses as shown in the following tables:

	Fiscal Year Ended March 31,
	2009	2008	2007
Net Loss	$4,402,019	$4,586,105	$3,431,357

        We have had accumulated deficits as follows:

June 30, 2009	$70,054,355
March 31, 2009	$69,425,239
March 31, 2008	$65,023,220

        In the future we plan to make additional investments in product development and commercialization, which is likely to cause us to remain unprofitable.

Our operating losses and working capital requirements could consume our current cash balances.

        Our net loss for the quarter ended June 30, 2009 was $629,116 versus a net loss for the comparable quarter last fiscal year of $999,715. At June 30, 2009, our cash and short-term investments totaled $4,477,576. Our net loss for the fiscal year ended March 31, 2009 was $4,402,019 versus a net loss for the fiscal year ended March 31, 2008 of $4,586,105. We expect our losses to continue for at least the next few years, and our operations could consume some or all of our cash balances. We are not certain that our existing cash resources will be sufficient to complete our business plan. Should our existing cash resources be insufficient, we may need to secure additional funding, which may not be available on terms acceptable to us, if at all.

A prolonged downturn in global economic conditions may materially adversely affect our business.

        Our business and results of operations are affected by international, national and regional economic conditions. Financial markets in the United States, Europe and Asia have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining values of others. The global economy has entered a recession. We are unable to predict the likely duration and severity of the current disruptions in financial markets, credit availability, and adverse economic conditions throughout the world. These economic developments affect businesses such as ours and those of our customers in a number of ways that could result in unfavorable consequences to us. Current economic conditions or a deepening economic downturn in the United States and elsewhere, including in the automobile industries, may cause our current or potential customers to delay or reduce purchases which could, in turn, result in reductions in sales of our products, materially and adversely affecting our results of operations and cash flows. Volatility and disruption of global financial markets could limit our customers' ability to obtain adequate financing to maintain operations and proceed with planned or new capital spending initiatives, leading to a reduction in sales volume that could materially and adversely affect our results of operations and cash flow. In addition, a decline in our customers' ability to pay as a result of the economic downturn may lead to increased difficulties in the collection of our accounts receivable, higher levels of reserves for doubtful accounts and write-offs of accounts receivable, and higher operating costs as a percentage of revenues.

Some of our contracts can be cancelled with little or no notice and could restrict our ability to commercialize our technology.

        Some of our technology has been developed under government funding by United States government agencies. In some cases, government agencies in the United States can require us to obtain or produce components for our systems from sources located in the United States rather than foreign countries. Our contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency and in some cases grant "march-in" rights to the government. March-in rights are the right of the United States government or the applicable government agency, under limited circumstances, to exercise a non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government to facilitate commercialization of technology developed with government funding. March-in rights can be exercised if we fail to commercialize the developed technology. The implementation of restrictions on our sourcing of components or the exercise of march-in rights by the government or an agency of the government could restrict our ability to commercialize our technology.

        Some of our orders for the future delivery of products are placed under blanket purchase orders which may be cancelled by our customers at any time. The amount payable to the company, if any, upon cancellation by the customer varies by customer. Accordingly, we may not recognize as revenue all or any portion of the amount of outstanding order backlog we have reported.

We face intense competition in our motor development and may be unable to compete successfully.

        In developing electric motors for use in vehicles and other applications, we face competition from very large domestic and international companies, including the world's largest automobile manufacturers. These companies have far greater resources to apply to research and development efforts than we have, and they may independently develop motors that are technologically more advanced than ours. These competitors also have much greater experience in and resources for marketing their products. In addition, the U.S. Government is expected to award substantial financial grants and loans under the recently enacted stimulus bill to companies engaged in the development and manufacture of energy efficient, low emission vehicles. To the extent that our competitors receive awards under the stimulus bill in amounts or proportions greater than we do, our ability to compete could be adversely impacted.

If we fail to develop and achieve market acceptance for our products, our business may not grow.

        We believe our proprietary systems are suited for a wide-range of vehicle electrification applications. We currently expect to make substantial investments in human resources, manufacturing facilities and equipment, production and application engineering, among other things, to capitalize on the anticipated expansion in demand for products related to this market area. However, our experience in this market area is limited. Our sales in this area will depend in part on the market acceptance of and demand for our proprietary propulsion systems and related future products. We are not certain that we will be able to introduce or market our products, develop other new products or product enhancements in a timely or cost-effective manner or that our products will achieve market acceptance.

If we are unable to protect our patents and other proprietary technology, we will be unable to prevent third parties from using our technology, which would impair our competitiveness and ability to commercialize our products. In addition, the cost of enforcing our proprietary rights may be expensive and result in increased losses.

        Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology. Although we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so. We have historically pursued patent protection in a limited number of foreign countries where we believe significant markets for our products exist or where potentially significant competitors have operations. It is possible that a substantial market could develop in a country where we have not received patent protection and under such circumstances our proprietary products would not be afforded legal protection in these markets. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours. We cannot assure that additional patents will be issued to us or, if they are issued, as to the scope of their protection. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, it would be costly for us to pursue our rights in an enforcement action, it would divert funds and resources which otherwise could be used in our operations and we cannot assure that we would be successful in enforcing our intellectual property rights. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we may operate or sell our products in the future. If third parties assert technology infringement claims against us, the defense of the claims could involve significant legal costs and require our management to divert time and attention from our business operations. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our results of operations may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technologies.

Use of our motors in vehicles could subject us to product liability claims, and product liability insurance claims could cause an increase in our insurance rates or could exceed our insurance limits, which could impair our financial condition, results of operations and liquidity.

        Because most of our motors are designed for use in vehicles, and because vehicle accidents can cause injury to persons and property, we are subject to a risk of claims for product liability. We carry product liability insurance of $10 million covering most of our products. If we were to experience a large insured loss, it might exceed our coverage limits, or our insurance carriers could decline to further cover us or raise our insurance rates to unacceptable levels, any of which could impair our financial position and results of operations.

The unpredictability and fluctuation of our quarterly results may adversely affect the trading price of our common stock.

        Our revenues and results of operations have varied in the past, and may vary in the future, from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

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  the timing and size of sales of our products and services;

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  loss of customers or the ability to attract new customers;

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  changes in our pricing policies or the pricing policies of our competitors;

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  increases in sales and marketing, product development or administration expenses;

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  costs related to acquisitions of technology or businesses;

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  our ability to attain and maintain quality levels for our products; and

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  general economic factors.

Future or anticipated sales of our stock may impact its market price.

        Sales of substantial numbers of shares of our common stock in the public market, or the perception that significant sales are likely, could adversely affect the market price of our common stock. The number of shares of common stock covered by this prospectus is equal to approximately 55.6% of the outstanding shares of our common stock as of July 28, 2009. We cannot predict the effect that market sales of such a large number of shares would have on the market price of our common stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated sales of our common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

Forward-Looking Statements

        This prospectus contains or incorporates by reference forward looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to us. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. When used in this prospectus, the words "anticipate", "believe", "plan", "estimate", "may", "will", "intend" and "expect" and similar expressions, as they relate to us or our management, are intended to identify forward looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions.

        Important risk factors that could cause actual results to differ from those contained in the forward-looking statements are listed above under "Risk Factors."

Use of Proceeds

        Except as otherwise may be described in the applicable prospectus supplement accompanying this prospectus, we expect to add substantially all of the net proceeds from the sale of the offered primary shares to our general funds. These funds will be used for general corporate purposes, including capital expenditures, repayment of long term and short term debt, working capital and the financing of future acquisitions. We may also invest funds which are not required immediately in short-term, investment grade securities.

Plan of Distribution

        We may sell the shares on the NYSE Amex, Chicago, Pacific, Berlin or Frankfurt stock exchanges, or in the over-the-counter market or quotation service or otherwise, at a fixed offering price, which may be changed, at then prevailing market prices, prices relating to prevailing market prices, or negotiated prices.

        We may sell the shares from time to time through agents to the public or to investors, pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities through underwriters or dealers, through agents, directly to one or more purchasers, or any combination of the above. We may distribute securities from time to time in one or more transactions:

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  to broker-dealers acting as principals;

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  through broker-dealers acting as agents;

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  in block trades;

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  in agency placements;

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  in exchange distributions;

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  in brokerage transactions;

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  through crosses in which the same broker acts as an agent on both sides of the trade;

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  in privately negotiated transactions;

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  in transactions other than on exchanges or services;

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  through the writing of options, whether the options are listed on an option exchange or otherwise;

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  in connection with the writing of non-traded and exchange-traded call options or put options, in hedge transactions and in settlement of other transactions in standardized over-the-counter options; and

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  by any other method permitted pursuant to applicable law.

        To the extent required, we will amend or supplement this prospectus from time to time to describe a specific plan of distribution. The purchasers of the shares may pay compensation in the form of discounts, concessions or commissions to broker-dealers or others who act as agents or principals or both. The amounts of compensation may be negotiated at the time and may be in excess of customary commissions. Broker-dealers and any other persons participating in a distribution of the shares may be underwriters as that term is defined in the Securities Act, and any discounts, concessions or commissions may be underwriting discounts or commissions under the Securities Act.

        The number of the shares being offered and the terms of the offering, the names of any agents, brokers or dealers and any commission with respect to a particular offer will be set forth in a prospectus supplement. Some of the agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        We will bear all costs, expenses and fees in connection with the registration of the shares covered by this prospectus.

        We cannot assure you that we will sell any or all of the shares covered by this prospectus.

Where You Can Find More Information

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the Securities Act

of 1933. You may read and copy this information or obtain copies of this information by mail from the following location at the SEC:

Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549

        You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like UQM, that file electronically with the SEC. The address of that site is http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

Incorporation of Certain Documents by Reference

        The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

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  Annual Report on Form 10-K for the year ended March 31, 2009.

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  Quarterly report on Form 10-Q for the quarter ended June 30, 2009.

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  Definitive Proxy Statement on Schedule 14A filed with the SEC on June 30, 2009 for the Annual Meeting of Shareholders to be held on August 11, 2009.

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  The description of our common stock contained in our Registration Statement on Form 8-A (file no. 0-9146), as amended.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Donald A. French, Chief Financial Officer
UQM Technologies, Inc.
7501 Miller Drive
Frederick, Colorado 80530
(303) 278-2002

        We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

Legal Matters

        Certain legal matters with respect to the legality of the shares of UQM common stock offered by this prospectus will be passed on for us by Holme Roberts & Owen LLP, Denver, Colorado.

Experts

        The consolidated financial statements and the effectiveness of internal controls over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.

                    Shares

UQM TECHNOLOGIES, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Piper Jaffray

Thomas Weisel Partners LLC

JMP Securities

October        , 2009